Exhibit 10(d)

ARROW ELECTRONICS, INC.

Executive Severance Policy

(as adopted and effective as of May 5, 2026)

This Arrow Electronics, Inc. Executive Severance Policy has been adopted by the Compensation Committee of the Board of Directors of the Company to apply to selected executive employees of the Company. In consideration of employment or continued employment, Executives will be eligible for coverage under the Policy for the payment of severance benefits upon termination of employment under certain circumstances, subject to the conditions set forth below.

1.Definitions. As used herein, the following terms shall have the following respective meanings:
1.1“Accrued Rights” shall have the meaning given in Section 3.7 hereof.
1.2“Annual Bonus” means the annual bonus payable to Executive under the Company’s Management Incentive Compensation Plan (MICP) or such other or successor annual bonus program in which Executive participates from time to time.
1.3“Cause” means, subject to the conditions below, and pursuant to Section 15 of this Agreement, (i) Executive’s conviction of (or plea of no contest or guilty to) a felony, (ii) Executive’s willful failure to perform, in any material respect, Executive’s material duties and responsibilities to the Company (other than any failure resulting from Executive’s physical or mental injury, illness or incapacity), (iii) Executive’s willful failure to comply, in any material respect, with any lawful policy adopted by the Company and communicated to Executive in writing, or (iv) Executive’s willful misconduct in performing Executive’s duties to the Company under this Policy. Notwithstanding the foregoing, any breach or failure described in clauses (ii), (iii), or (iv) above will constitute Cause only after (a) the Company delivers to Executive notice of breach of one or more of the foregoing bases for Cause, which notice describes in reasonable detail the alleged breach or failure constituting Cause and the related relevant facts and circumstances, and (b) if the Company reasonably determines that such breach or failure is capable of being cured, Executive fails to cure that breach or failure within fifteen (15) business days following Executive’s receipt of the Company’s notice. No act or failure to act by Executive will be deemed to be “willful” under clauses (ii), (iii), or (iv) above if that act or failure to act was committed or omitted by Executive in good faith and in a manner Executive reasonably believed to be in the best interest of the Company.
1.4“Company” means Arrow Electronics, Inc., a New York corporation.
1.5“Code” means the Internal Revenue Code of 1986, as amended.
1.6“Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.
1.7“Date of Termination” means the effective date of the relevant Executive’s termination of employment with the Company.
1.8“Disability” means due to illness, injury, or a physical or medically recognized mental condition, (i) Executive is unable to perform Executive’s duties and responsibilities with reasonable accommodation for 120 consecutive calendar days, or 180 calendar days during any twelve (12) month period, as determined by a physician agreed to by the Company and Executive, or (ii) Executive is considered disabled for purposes of receiving/qualifying for long-term disability benefits under any group long-term disability insurance plan or policy offered by Company in which Executive participates.

1.9“Effective Date” means April 1, 2013.
1.10“Executive” means, except as otherwise determined by the Board or the Compensation Committee in their discretion, each Executive Committee Member.
1.11“Policy” means this Arrow Electronics, Inc. Executive Severance Policy, as amended from time to time pursuant to Section 16 hereof.
1.12“Pro-Rata Bonus” shall have the meaning given in Section 3.2(i) hereof.
1.13“Severance Period” means the period of time to which the severance benefits under this Policy shall relate following the Date of Termination for a relevant Executive, as follows: (i) for the Chief Executive Officer, twenty-four (24) months, and (ii) for other Executive Committee Members, eighteen (18) months.
2.Term of Policy. The term of this Policy shall begin on the Effective Date and shall continue in effect until terminated by the Company pursuant to Section 16 hereof.
3.Termination without Cause. The Company may terminate the employment of Executive for any reason and at any time, with or without Cause. In the event that the Company terminates the employment of Executive during the term of the Policy without Cause, Executive shall be entitled to the following rights and benefits under this Section 3:
3.1Salary Continuation Payments. The Company will pay Executive salary continuation through the Severance Period at an annual rate equal to Executive’s base salary in effect immediately prior to Executive’s Date of Termination. Salary continuation under this Section 3.1 shall be paid, subject to Sections 7 and 10, in accordance with the Company’s customary payroll practices.
3.2Annual Bonus Payments.
(i)Severance Bonus. If Executive was employed on December 31 of the calendar year immediately prior to the calendar year in which the Date of Termination occurs, and Executive’s employment is terminated prior to the date that annual bonuses are normally paid, the Company will pay Executive a payment equal to the product of (A) the Annual Bonus, if any, that Executive would have earned for the calendar year immediately prior to when the Date of Termination occurs, based on achievement of the applicable performance goals for such calendar year, as uniformly applied to other executives who remain employed by the Company and (B) a fraction, the numerator of which is the number of days Executive was employed by the Company during the calendar year immediately prior to when the Date of Termination occurs, and the denominator of which is the number of days in such calendar year (the “Severance Bonus”). This amount shall be paid in one lump-sum payment, subject to Sections 7 and 10, on the date that annual bonuses are normally paid, but in no event later than March 15 of the year in which the Date of Termination occurs.

(ii)Pro-Rata Bonus. The Company will pay Executive a payment equal to the product of (A) the Annual Bonus, if any, that Executive would have earned for the calendar year in which the Date of Termination occurs, based on achievement of the applicable performance goals for such calendar year, as uniformly applied to other executives who remain employed by the Company and (B) a fraction, the numerator of which is the number of days Executive was employed by the Company during the calendar year of termination, and the denominator of which is the number of days in such calendar year (the “Pro-Rata Bonus”). This amount shall be paid in one lump-sum payment, subject to Sections 7 and 10, on the date that annual bonuses are normally paid, but in no event later than March 15 of the year following the year in which the Date of Termination occurs;
(iii)Bonus for Severance Period. The Company will pay Executive the Annual Bonus, if any, that Executive would have earned during the Severance Period (including pro rata portions for partial years during the Severance Period), based on achievement of the applicable performance goals for each such calendar year, as uniformly applied to other executives who remain employed by the Company, but adjusted to assume 0% achievement on “MBO” performance measures (or comparable substitute measures). This amount shall be paid in one lump-sum payment, subject to Sections 7 and 10, on the date that annual bonuses are normally paid, but in no event before January 1 or after March 15 of the year following the year to which the applicable Annual Bonus relates.
3.3Treatment of Equity Awards.
(i)Continued Vesting of Awards. For purposes of any unvested equity awards held by the Executive immediately prior to the Date of Termination under the Arrow Electronics, Inc. _____ Omnibus Plan (the “Omnibus Plan”), including, without limitation, non-qualified stock options, restricted stock units, and performance stock units, and notwithstanding anything to the contrary in the applicable award agreement, the Executive’s termination of employment will be treated solely for purposes of equity awards granted under the Omnibus Plan and the award agreements thereunder, in accordance with the terms of the applicable award agreements, as a Retirement (as defined in the applicable award agreement) and, as a result, such awards will continue to vest and be settled in accordance with their respective vesting schedules set forth in the applicable award agreements and Section 409A until fully vested, without regard to Executive’s continued employment and based, if applicable, on the Company’s achievement of the relevant performance goals for the relevant period, as uniformly applied to others who remain employed and hold equity awards. Any Company restricted stock units and performance stock units that vest in accordance with this paragraph will be settled in accordance with their terms. No new Company equity awards will be granted to the Executive after the Date of Termination, and for the avoidance of doubt, in no event shall the Executive’s termination be treated as a retirement for any other purpose.
(ii)Exercise Period of Stock Options. Any vested stock options (by reason of Section 3.3(i) or otherwise) will remain exercisable until the seventh (7th) anniversary of the Date of Termination or, if earlier, the original expiration date of such non-qualified stock option as provided in the applicable award agreement, without regard to any other post-termination of employment exercise period specified therein.
3.4Additional Payment. The Company will pay to Executive, in one lump-sum taxable payment, an amount in cash equal to (i) the employer portion of the monthly premiums that the Company would have paid for coverage of Executive and Executive’s eligible dependents under the Company’s medical, vision, and dental plans, based on Executive’s level of coverage as of the Date of Termination, multiplied by (ii) the number of months in Executive’s Severance Period. Such payment shall be made, subject to Sections 7 and 10, within sixty (60) days after the Date of Termination.
3.5COBRA. Executive shall be eligible for continuation of coverage for Executive and Executive’s eligible dependents under the Company’s medical, vision, and dental plans pursuant to the COBRA continuation of coverage provisions under such plans, at Executive’s sole expense under applicable COBRA rates.
3.6Outplacement Services. The Company will reimburse Executive for the cost of outplacement services up to a maximum of $75,000 for the Chief Executive Officer and $50,000 for other Executive Committee Members.
3.7Accrued Rights. Within fifteen (15) days following the Date of Termination and no later than the date payment is required to be paid or provided under applicable law, the Company will pay or provide Executive (i) all accrued but unpaid base salary through the Date of Termination, (ii) any unreimbursed business expenses that are reimbursable under the Company’s business expense policy, and (iii) all accrued rights and benefits under the employee benefit plans of the Company in which Executive is then participating in accordance with their terms (collectively, the “Accrued Rights”).
3.8No Additional Rights. Executive’s participation under any benefit plan, program, policy, or arrangement sponsored or maintained by the Company shall cease and be terminated on the Date of Termination. Without limiting the generality of the foregoing, Executive’s eligibility for, and active participation in, any of the tax-qualified pension plans maintained by the Company will end as of the Date of Termination, and Executive will earn no additional benefits under those plans after that date. Executive shall be treated as a terminated employee for purposes of all such benefit plans and programs effective as of the Date of Termination and shall receive all payments and benefits due under such plans and programs in accordance with the terms and conditions thereof.
4.Termination by Reason of Death or Disability. In the event that the employment of Executive is terminated during the term of the Policy by reason of death or Disability, Executive shall be entitled to the following rights and benefits under this Section 4:
4.1Annual Bonus. The Company will pay Executive the Pro-Rata Bonus, which shall be paid, subject to Sections 7 and 10, on the date that Annual Bonuses are normally paid, but in no event later than March 15 of the year following the year in which the Date of Termination occurs.
4.2Treatment of Equity Awards.
(i)Accelerated Vesting of Awards. Notwithstanding anything to the contrary provided in the applicable award agreement, all unvested equity-based awards, including, without limitation, stock options, restricted stock units or shares, and performance stock units or shares, shall vest immediately as of the Date of Termination, as applicable.
(ii)Exercise Period of Stock Options. Any vested stock options (by reason of Section 4.2(i) or otherwise) will remain exercisable until the expiration date of such stock option as provided in the applicable award agreement, without regard to any other post-termination of employment exercise period specified therein.
(iii)Performance Stock Units. Notwithstanding anything to the contrary provided in the applicable award agreement, any shares to which Executive is entitled by reason of a vested performance stock unit (by reason of Section 4.2(i) or otherwise) shall be delivered to Executive within thirty (30) days of the Date of Termination as follows: (a) if the Date of Termination occurs before the end of the applicable performance cycle, Executive shall be entitled to the target number of performance stock units specified in the applicable award agreement; or (b) if the Date of Termination occurs after the end of the applicable performance cycle, Executive shall be entitled to a number of performance stock units determined by reference to the Company’s actual performance for that cycle.
(iv)Accrued Rights. Within fifteen (15) days following the Date of Termination and no later than the date payment is required to be paid or provided under applicable law, the Company will pay or provide Executive with all Accrued Rights.
4.3Additional Payment. The Company will pay to Executive, in one lump sum taxable payment, an amount in cash equal to (i) the employer portion of the monthly premiums that the Company would have paid for coverage of Executive and Executive’s eligible dependents under the Company’s medical, vision and dental plans, based on Executive’s level of coverage as of the Date of Termination, multiplied by (ii) six (6). Such payment shall be made, subject to Sections 7 and 10, within sixty (60) days after the Date of Termination. After the Date of Termination, Executive shall be eligible for continuation of coverage for Executive and Executive’s eligible dependents under the Company’s medical, vision, and dental plans pursuant to the COBRA continuation of coverage provisions of such plans, at Executive’s sole expense under applicable COBRA rates.
4.4Life Insurance. If Executive’s employment is terminated by reason of Executive’s Disability, Executive’s life insurance policy under the Management Insurance Plan shall be transferred to Executive’s name, subject to the obligation of Executive to pay the future premiums therefor.
5.Termination by the Company for Cause. In the event that the Company terminates the employment of Executive during the term of the Policy for Cause, the Company will pay or provide Executive with all Accrued Rights.
6.Voluntary Termination; Retirement. Executive may terminate the employment of Executive by giving the Company at least ninety (90) days’ advance written notice in writing of such resignation (including, as applicable, any retirement). The Company may elect to waive all or part of such notice period in its sole discretion. Executive shall not be entitled to any payments or benefits under this Policy by reason of Executive’s voluntary termination of employment from the Company; provided, however, that this Policy shall have no effect on the rights and benefits to which Executive is entitled upon retirement under (without limitation) any retirement or savings plan of the Company (including the Company’s Supplemental Executive Retirement Plan (the “SERP”)), or the Company’s equity incentive compensation plans (including applicable award agreements), each of which shall be governed exclusively by the terms of such plans and agreements, as applicable.
7.Release.
7.1As a condition precedent to receiving the payments and benefits as provided herein, Executive will execute (and not revoke) a general separation and release of claims agreement (the “Release”), in the form attached as Exhibit A hereto. If Executive fails to execute and deliver the Release, or revokes the Release, Executive agrees that Executive shall not be entitled to receive the payments and benefits described herein. If Executive fails to comply with the terms of the Release, the Company may require payment to the Company of any benefits described in Sections 3 or 4 above that Executive has already received to the extent permitted by applicable law and with the “value” determined in the sole discretion of the Compensation Committee.

Payment is due in cash or by check within ten (10) days after the Company provides notice to Executive that it is enforcing this provision. Any benefits described in Sections 3 or 4 above not yet received by such Executive will be immediately forfeited. For purposes of this Policy, the Release shall be considered to have been executed by Executive if it is signed by Executive’s legal representative in the case of legal incompetence or on behalf of Executive’s estate in the case of Executive’s death.
7.2Except as otherwise specified, payment of any amounts described hereunder that are subject to the Release will begin on the sixtieth (60th) day following the Date of Termination, with the first such payment to include any amounts attributable to payroll intervals occurring prior to such date, provided, however, that, to the extent that the payments are exempt from Section 409A, such exempt payments shall be made beginning with the first payroll date following the effectiveness of the Release.
8.Indemnification. The Company shall indemnify Executive for any and all liabilities to which Executive may be subject as a result of Executive’s employment with the Company, as well as the costs of any legal action brought by or threatened against Executive as a result of such employment, to the fullest extent permitted by law, in accordance with the Company’s by-laws.
9.Restrictive Covenants. In consideration of Executive’s employment by the Company and the rights and benefits of Executive provided by this Policy, by the later of (a) fourteen days after Executive’s receipt of this Policy and (b) the date that Executive becomes covered by this Policy, Executive will enter into the Restrictive Covenants Agreement in the form attached as Exhibit B hereto.
10.Compliance with Section 409A.
10.1Six-Month Delay for Specified Executives. If any payment, compensation or other benefit provided to Executive in connection with Executive’s employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and Executive is a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one day after Executive’s employment is terminated (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Policy.
10.2Compliance. It is intended that this Policy comply with or be exempt from the provisions of Section 409A of the Code, so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to Executive. This Policy shall be construed, administered, and governed in a manner consistent with this intent. If and to the extent that any payment or benefit under this Policy is determined by the Company to constitute “nonqualified deferred compensation” subject to Section 409A of the Code and is payable to Executive by reason of Executive’s termination of employment, then such payment or benefit shall be made or provided to Executive only upon a “separation from service” as defined for purposes of Section 409A of the Code. Each severance payment under this Policy will be considered a “separate payment” and not one of a series of payments for purposes of Section 409A of the Code. In no event will the Company or its affiliates be liable for any additional tax, interest, or penalties that may be imposed on Executive under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

11.Withholding Taxes. All compensation payable pursuant to this Policy shall be subject to reduction by all applicable withholding, social security, and other federal, state, and local taxes and deductions, and the Company shall be authorized to make all such withholdings to the extent it determines necessary under applicable law.
12.Acknowledgment. Executive acknowledges that the Company may terminate the employment of Executive for any reason and at any time, with or without Cause, that this Policy does not constitute a contract of employment or impose on the Company any obligation to retain Executive as an employee and that this Policy does not prevent Executive from terminating employment at any time, subject to the notice provision set forth in Section 6.
13.Non-Duplication of Benefits; CIC Agreements. The Severance Benefit under this Policy is not intended to duplicate any other benefits provided by the Company in connection with the termination of an employee’s employment, such as wage replacement benefits, pay-in-lieu-of-notice, severance pay, or similar benefits under any other benefit plans, severance programs, employment contracts, or applicable federal or state laws, such as the WARN Acts. Should such other benefits be payable, the Severance Benefits under this Policy will be reduced accordingly or, alternatively, Severance Benefits previously paid under this Policy will be treated as having been paid to satisfy such other benefit obligations. In either case, the Company will determine how to apply this provision and may override other provisions in this Policy in doing so. In addition, and notwithstanding anything else provided herein, to the extent Executive is entitled to severance payments and benefits upon termination of employment under an Executive Change in Control Retention Agreement with the Company (a “Change in Control Agreement”), this Policy will cease to apply, and Executive’s entitlement to severance benefits shall be governed solely by the Change in Control Agreement.
14.Parachute Payments. Notwithstanding anything in this Policy to the contrary, in the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code to or for the benefit of Executive, whether paid or payable pursuant to this Policy (including, without limitation, the accelerated vesting of any equity or incentive awards held by Executive) or otherwise would be subject to the excise tax imposed by Section 4999 of the Code, then Executive shall be entitled to receive (A) the greatest amount so that no portion the payments shall be an excess parachute payment (the “Limited Amount”), or (B) if the amount of payments otherwise paid or provided (without regard to clause (A)) reduced by all taxes applicable thereto (including, for the avoidance of doubt, the excise tax imposed by Section 4999 of the Code) would be greater than the Limited Amount reduced by all taxes applicable thereto, then the amount of payments shall be the amount otherwise payable. Any reductions described in the preceding sentence shall be done in the manner that is least economically disadvantageous to Executive. Where the decision to cut back between two amounts is economically equivalent, but the amounts are payable at different times, the amounts will be reduced on a pro rata basis.
15.Administration. The Compensation Committee is responsible for the administration of this Policy and shall have all powers and duties necessary to fulfill its responsibilities. The Compensation Committee shall determine any and all questions of fact, resolve all questions of interpretation of the Policy which may arise, and exercise all other powers and discretion necessary to be exercised under the terms of the Policy which it is herein given or for which no contrary provision is made. The Compensation Committee shall have full power and discretion to interpret the Policy and related documents, to resolve ambiguities, inconsistencies, and omissions, to determine any question of fact, and to determine the rights and benefits, if any, of any Executive or other employee, in accordance with the provisions of the Policy. The Compensation Committee’s decision with respect to any matter shall be final and binding on all parties concerned. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious. The Compensation Committee may, from time to time, by the action of its appropriate officers, delegate to designated persons or entities the right to exercise any of its powers or the obligation to carry out its duties under the Policy.
16.Amendment and Termination. The Company reserves the right to amend or terminate this Policy at any time and in any manner, without consent or advance notice to Executives or other employees. No amendment or termination of the Policy shall affect the rights of an Executive whose Date of Termination has occurred prior to the date of such amendment or termination of the Policy and who remains entitled to severance payments or benefits under this Policy.

EXHIBIT B

RESTRICTIVE COVENANTS AGREEMENT

THIS RESTRICTIVE COVENANTS AGREEMENT (the “Agreement”) is made as of ___________, (the “Effective Date”) by and between Arrow Electronics Inc. (the “Company”) and ___________ (“Executive”), pursuant to the terms of Executive Severance Policy as in effect on the date hereof (the “Severance Policy”).

WHEREAS, Executive acknowledges and recognizes the highly competitive nature of the business of the Company;

WHEREAS, Executive acknowledges that Executive has been and/or will be provided with access to the Company’s trade secrets and other confidential and proprietary information and will be provided with the opportunity to develop relationships with clients, prospective clients, employees, and other agents of the Company, which, in each case, Executive acknowledges and agrees constitutes valuable assets of the Company;

WHEREAS, in connection with Executive’s execution of the Severance Policy, Executive agrees to be subject to the restrictive covenants as set forth in this Agreement;

NOW. THEREFORE, for good and valuable consideration, including Executive’s rights under the Severance Policy, as of the Effective Date, the parties agree as follows:

1.Restrictive Covenants.
(a)Disclosure of Company Information. During the period of Executive’s employment with the Company (the “Period of Employment”) and for all periods thereafter, Executive will not, directly or indirectly, use, attempt to use, disclose, or otherwise make known Company Information (as defined below) to any person or entity (other than to the Board of Directors of the Company or otherwise in the course of the business of the Company, its subsidiaries or affiliates and except as may be required by applicable law).
(i)“Company Information” shall include all of the Company’s trade secrets (that is, any information that derives independent economic value from not being generally known or readily ascertainable by the public, whether or not written or stored in any medium), including without limitation, the identity, preferences and selling and purchasing tendencies of actual Company suppliers and customers and their respective decision-makers; the Company’s marketing plans, information and/or strategies for the development and growth of the Company’s products, its business and/or its customer base; the terms of the Company’s deals and dealings with its customers and suppliers; information regarding employees, including but not limited to their skills, training, contacts, prospects, and abilities; the Company’s unique sales training techniques and programs; the Company’s costs, prices, technical data, inventory position and data processing and management information systems, programs, and practices; the Company’s inventions, discoveries, processes, formulae, and related data and records; the circumstances relating to Executive’s or others’ separation from the Company; information regarding investigations or disputes; and the Company’s personnel policies and procedures and any other information regarding human resources at the Company obtained in the course of Executive’s employment with the Company.

(ii)“Company Information” does not include: (1) information Executive obtained through general training, knowledge, skill, or experience, whether gained in the course of Executive’s employment with the Company or otherwise; (2) information that is readily ascertainable to the public; or (3) information that Executive otherwise has a right to disclose as legally protected conduct.
(iii)To the extent this section, or any other section of the Agreement, constitutes a “nondisclosure provision” within the meaning of Colo. Rev. Stat. § 24-34-407, it: (1) also applies to the Company, and (2) does not restrain either party from disclosing the underlying facts of any alleged discriminatory or unfair employment practice in certain circumstances, including: (a) disclosure of the existence and terms of a settlement agreement to Executive’s immediate family members, religious advisor, medical or mental health provider, mental or behavioral health therapeutic support group, legal counsel, financial advisor, or tax preparer; (b) disclosure to any local, state, or federal government agency for any reason, including disclosing the existence and terms of a settlement agreement without first notifying the Company; (c) disclosure in response to legal process, such as a subpoena to testify at deposition or in a court, including disclosing the existence and terms of a settlement agreement, without first notifying the Company; (d) disclosure to third parties as reasonably necessary for the Company’s business operations, such as insurers or auditors, or (e) disclosure for all other purposes as required by law. Disclosure of the underlying facts of any alleged discriminatory or unfair employment practice under this subsection 1(a)(iii) does not constitute disparagement.
(b)Non-Competition. During the Restricted Period (as defined below), and in any geographic area in which Executive had Company-related responsibilities during Executive’s employment with the Company, Executive will not, directly or indirectly, engage in or become interested in (whether as an owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise):
(i)the business of two-tier distribution of enterprise IT solutions, distributing electronic parts, components, supplies or systems, system assembly, production, and development of information databases, online engineering tools, and reverse logistics, providing services to industrial and commercial users of electronic components, providing enterprise computing solutions; or
(ii)any of the following entities, including such entities’ affiliates or subsidiaries: Avnet, Inc.; Carahsoft Technology Corp; China Electronic Appliance Corporation; Climb Global Solutions; D&H Distributing; Digikey Electronics; Exclusive Networks Ltd.; Future Electronics; Platinum Equity, LLC; Richardson Electronics, Ltd.; Rutronik Elektronische Bauelemente GmbH; S&P Global; ScanSource, Inc.; TD SYNNEX Corporation; TTI, Inc.; WPG Holdings; and WT Microelectronics Co., Ltd. (the “Non-Compete Entities”); or
(iii)any other Competing Business in any geographic area in which Executive had Company-related responsibilities. “Competing Business” means any business which, directly or indirectly, provides the same or substantially similar products or services as those provided by the organization, business units or groups, or any other business in which the Company engages in as of the Date of Termination (as defined in the Severance Policy), or any other business that is competitive with the principal business or businesses then conducted by the Company, its subsidiaries or affiliates.

(iv)Provided, however, that nothing contained herein shall prevent Executive from acquiring or owning less than one percent (1%) of the issued and outstanding capital stock or debentures of a corporation whose securities are listed on the New York Stock Exchange, American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System, if such investment is otherwise permitted by the Company’s Human Resource and Conflict of Interest policies.
(v)The “Restricted Period” means a period of time beginning on the Date of Termination and ending after twenty-four (24) months for the Chief Executive Officer and eighteen (18) months for other Executive Committee Members.
(vi)In the event that this Section 1 or any provisions herein are deemed invalid, illegal, or unenforceable, the court shall modify such provisions to effect the original intent of the Parties to the maximum extent permissible, and the remaining provisions will continue in full force and effect. If Section 1 or any provisions herein are deemed invalid, illegal, or unenforceable and cannot be reformed, such provisions shall be considered severable, and the remaining provisions will continue in full force and effect.
(c)Non-Solicitation of Business. In order to protect the Company’s trade secrets, defined in Section 1(a)(i) as Company Information, during the Restricted Period, Executive will not, directly or indirectly, solicit or participate in the solicitation of any business of any type conducted by the Company, its subsidiaries or affiliates, from any person, firm, or other entity which, during the Period of Employment or the Restricted Period, is or was a supplier or customer, or prospective supplier or customer, of the Company, its subsidiaries or affiliates. In the event that this provision is deemed invalid, illegal, or unenforceable, the court shall modify this provision to effect the original intent of the Parties to the maximum extent permissible, and the remaining provisions will continue in full force and effect. If this provision is deemed invalid, illegal, or unenforceable and cannot be reformed, this provision shall be considered severable, and the remaining provisions will continue in full force and effect.
(d)Non-Solicitation of Personnel. In order to protect the Company’s trade secrets, defined in Section 1(a)(i) as Company Information, during the Restricted Period, Executive will not, directly or indirectly, employ, retain, solicit, or arrange to have any other person, firm, or other entity employ, retain, or solicit, or otherwise participate in the employment, retention, or solicitation of any person who was an employee or consultant of the Company, its subsidiaries or affiliates, at any time during the period of twelve (12) consecutive months immediately preceding such employment or retention. In the event that this provision is deemed invalid, illegal, or unenforceable, the court shall modify this provision to effect the original intent of the Parties to the maximum extent permissible, and the remaining provisions will continue in full force and effect. If this provision is deemed invalid, illegal, or unenforceable and cannot be reformed, this provision shall be considered severable, and the remaining provisions will continue in full force and effect.
(e)Non-Disparagement. Except for disclosures permitted under Section 1(a)(iii), during the Period of Employment, the Restricted Period, and thereafter, Executive will not maliciously disparage or defame the Company, any of its subsidiaries or affiliates, or any of their respective officers and directors or any person who was an employee of the Company at any time during the last twelve (12) months of Executive’s employment with Company. Such obligation not to disparage includes comments on social media, employee references, or other methods of communication. Executive acknowledges that the Company relies upon this representation in agreeing to enter this Agreement. These provisions shall not be construed to limit Executive’s rights, if applicable, under the NLRA, including, but not limited to, non-supervisory employees; right to engage in protected concerted activity, including discussing terms and conditions of employment with coworkers and attempting to improve terms and conditions of employment through channels outside the immediate employee-employer relationship, such as through the NLRB. These provisions do not prevent Executive from enforcing Executive’s Section 7 rights under the National Labor Relations Act (“NLRA”). Further, nothing in this Separation Agreement shall be interpreted to limit Executive’s ability to (a) disclose or discuss, either orally or in writing, any alleged discriminatory or unfair employment practice, and as such, Executive shall not be deemed as bound by a Nondisclosure Provision as such term is defined pursuant to Colorado’s Promoting Opportunities and Workers’ Rights Act; or (b) communicate with Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, the Bureau of Industry and Security, the Office of Foreign Assets Control, the Public Company Accounting Oversight Board, or any other federal, state or local governmental agency or commission (a “Government Agency” or collectively, the “Government Agencies”) or otherwise participate in any investigation or proceeding that any Government Agency may conduct, including providing documents or other information, without notice to the Company.
(f)Preservation of Business. During the Period of Employment, Executive will use Executive’s best efforts to advance the business and organization of the Company, its subsidiaries and affiliates, to keep available to the Company, its subsidiaries and affiliates, the services of present and future employees and to advance the business relations with its suppliers, distributors, customers and others.
(g)Patents and Copyrights, etc. Executive agrees, without additional compensation, to make available to the Company all knowledge possessed by Executive relating to any methods, developments, inventions, processes, discoveries, or improvements (whether patented, patentable or unpatentable) which concern in any way the business of the Company, its subsidiaries or affiliates, whether acquired by Executive before or during Executive’s Period of Employment. Any methods, developments, inventions, processes, discoveries, or improvements (whether patented, patentable or unpatentable) which Executive conceived of or made, related directly or indirectly to the business or affairs of the Company, its subsidiaries or affiliates, or any part thereof, during the Period of Employment, shall be and remain the property of the Company. Executive agrees promptly to communicate and disclose all such methods, developments, inventions, processes, discoveries, or improvements to the Company and to execute and deliver to it any instruments deemed necessary by the Company to effect the disclosure and assignment thereof to it. Executive also agrees, on request and at the expense of the Company, to execute patent applications and any other instruments deemed necessary by the Company for the prosecution of such patent applications or the acquisition of Letters Patent in the United States or any other country and for the assignment to the Company of any patents which may be issued. The Company shall indemnify and hold Executive harmless from any and all costs, expenses, liabilities, or damages sustained by Executive by reason of having made such patent applications or being granted such patents.
(h)Writings and Other Materials. Any writings or other materials written or produced by Executive or under Executive’s supervision (whether alone or with others and whether or not during regular business hours), during the Period of Employment which are related, directly or indirectly, to the business or affairs of the Company, its subsidiaries or affiliates, or are capable of being used therein, and the copyright thereof, common law or statutory, including all renewals and extensions, shall be and remain the property of the

Company. Executive agrees promptly to communicate and disclose all such writings or materials to the Company and to execute and deliver to it any instruments deemed necessary by the Company to affect the disclosure and assignment thereof to it. Executive further agrees, on request and at the expense of the Company, to take any and all action deemed necessary by the Company to obtain copyrights or other protections for such writings or other materials or to protect the Company’s right, title and interest therein. The Company shall indemnify, defend, and hold Executive harmless from any and all costs, expenses, liabilities, or damages sustained by Executive by reason of Executive’s compliance with the Company’s request.
(i)Return of Documents. Executive will promptly furnish in writing to the Company, its subsidiaries, or affiliates any information reasonably requested by the Company (including any third-party confirmations) with respect to any activity or interest Executive may have in any business.
(j)Acknowledgments. Executive agrees and acknowledges that the restrictions in this Section 1 are reasonable in scope and duration. Further, Executive acknowledges that they were provided this Agreement prior to accepting the Company’s offer of employment. In the event that Executive is provided this Agreement after their commencement of employment with the Company, Executive acknowledges that the non-competition obligations set forth in Section 1(b) of the Agreement will take effect fourteen (14) days after Executive was provided this Agreement.
2.Enforcement.
(a)Executive acknowledges and agrees that the foregoing restrictions are reasonable and properly required for the adequate protection of the business and the goodwill of the Company. In the event any such restriction is deemed to be unreasonable by any court of competent jurisdiction, Executive agrees to the reduction of such time and/or geographical restriction to such restriction which such court shall deem reasonable. Executive acknowledges that the Company has no adequate remedy at law and will be irreparably harmed if Executive breaches or threatens to breach the provisions of this Agreement, and, therefore, agrees that the Company shall be entitled to injunctive relief to prevent any breach or threatened breach of this Agreement, and that the Company shall be entitled to specific performance of the terms of this Agreement in addition to any other legal or equitable remedy it may have. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement.
(b)Except as expressly herein provided, nothing contained herein is intended to prevent Executive, at any time after the Date of Termination, from either (i) being gainfully employed or (ii) exercising Executive’s skills and abilities, provided in either case the provisions of this Agreement are complied with.
3.Consideration. Executive acknowledges that Executive’s severance entitlements under the Severance Policy between the Company and Executive constitute valid consideration for the promises and commitments made in this Agreement.

4.General Terms.
(a)Integration, Governing Law, Choice of Forum. This Agreement shall be construed and governed in all respects according to the laws of the State of Colorado without regard to principles of conflict of laws. Any action for injunctive relief under this Agreement shall be settled exclusively by a state or Federal court located in the State of Colorado. Any other dispute or controversy arising under or in connection with this Agreement or Executive’s employment with the Company shall be settled exclusively by arbitration, conducted before a single arbitrator in Denver, Colorado, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of the outcome, each party shall pay all of its own costs and expenses, including attorneys’ fees.
(b)Severability. In the event that one or more provisions in this Agreement are deemed invalid, illegal, or unenforceable, the court making such determination shall modify the provisions to effect the original intent of the Parties to the maximum extent permissible, and the remaining provisions will continue in full force and effect. If any such provisions are deemed invalid, illegal, or unenforceable and cannot be reformed, those provisions shall be considered severable, and the remaining provisions will continue in full force and effect.
(c)Non-Assignment. This Agreement, and the rights and obligations hereunder, may not be assigned by the Company or Executive without written consent signed by the other party, provided that the Company may assign the Agreement to any successor that continues the business of the Company. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto.
(d)Headings. The headings in this Agreement are included for the convenience of reference only and shall not affect the interpretation of this Agreement.
(e)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Company and Executive have acknowledged, executed, and delivered this Agreement as of the date noted below. In addition, Executive must review and sign the “Notice of Covenant Not to Compete for Colorado Employees” which is attached hereto.

ARROW ELECTRONICS, INC.

EXECUTIVE:

DATE

ADDENDUM

*****

Notice of Covenant Not to Compete for Colorado Employees

Pursuant to Colo. Rev. Stat. § 8-2-113, you are hereby notified that as a condition of employment or continued employment with Arrow Electronics Inc. (the “Company”) you are required to execute the Restrictive Covenants Agreement (the “Agreement”) included with this Notice. The Agreement contains a covenant not to compete that could restrict your options for subsequent employment following your separation from employment with the Company. The covenant not to compete is contained in Section 1(b) of the Agreement.

By signing below, you acknowledge that you received this Notice prior to accepting the Company’s offer of employment. If you are currently employed by the Company, you acknowledge that the effective date of the covenant not to compete contained in Section 1 of the Agreement will take effect fourteen (14) days after you were provided this Notice.

Date:_______________________	By: _______________________________ Name: _____________________________